EX-99d.8.i

AMENDMENT TO THE SUB-ADVISORY AGREEMENT

THIS  AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated August 16, 2006, by and between Mercer Global Investments, Inc., a Delaware corporation (the “Advisor”), and  Lazard Asset Management LLC, a Delaware limited liability company (the “Sub-Adviser”), is made effective  as of the 1st day of July, 2009.

RECITALS

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement; and

WHEREAS, the Sub-Adviser manages certain investments on behalf of the MGI Funds (the “Trust”) under the Agreement, as amended, with respect to the following Fund:

MGI Non-US Core Equity Fund, a series of the MGI Funds; and

WHEREAS, the Sub-Adviser and Advisor wish to amend the Agreement:

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A, the Fee Schedule of the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment: and

   2.  All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.	Lazard Asset Management LLC
By: /s/Denis Larose Name: Denis Larose Title: Chief Investment Officer	By: /s/Charles L. Carroll Name: Charles L. Carroll Title: Deputy Chairman

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN

MERCER GLOBAL INVESTMENTS, INC.
AND
LAZARD ASSET MANAGEMENT LLC

Effective Date:  July 1, 2009

MGI NON-US CORE EQUITY FUND

FEE SCHEDULE

The fees for investment management services provided by the Sub-Advisor are based upon the value of the Sub-Advisor Assets under management and calculated as follows:

ASSETS                                                                                     COMPENSATION

First $50 million                                                                                     0.75%
on the next $150 million                                                                       0.70%
over $200 million                                                                                   0.60%

Global Fee Arrangement:  The parties hereto agree that, unless restricted by law or regulation, the fee schedule set forth herein shall apply to all “relationship assets” relating to portfolios of Mercer Global Investments, Inc. and  Mercer Global Investments Canada Limited  (together, “MGI”) managed by the Sub-Advisor and each of its advisory subsidiaries.  For the purpose of determining “relationship assets,” all Emerging Markets Equity Strategy portfolios managed by the Sub-Advisor and its advisory subsidiaries worldwide for MGI (collectively, “Sub-Advisors Assets”) will be added together and applied against the fee schedule set forth herein.